Exhibit 4.9

SECURITIES PURCHASE AGREEMENT made and entered into at the City of Boca Raton, State of Florida as of the 10th day of June, 2004.

BY AND BETWEEN:	CHRIS TSISTINAS (also known as Chris Andrews), Executive, of the City of Delray Beach, State of Florida

AND:	ERIK KRETSCHMAR, Executive, of the City of Delray Beach, State of Florida

herein collectively referred to as the “Vendors”

AND:	MAMMA.COM USA, INC., a legal person, duly incorporated according to law, herein acting and represented by Guy Fauré, its President and CEO, duly authorized hereto as he so declares,

herein referred to as the “Purchaser”

AND:	DIGITALARROW LLC, a legal person, duly incorporated according to law, herein acting and represented by its President, Erik Kretschmar, duly authorized hereto as he so declares,

herein referred to as “Digital”

AND:	HIGH PERFORMANCE BROADCASTING, INC., a legal person, duly incorporated according to law,herein acting and represented by its President, Erik Kretschmar, duly authorized hereto as he so declares,

herein referred to as “HPB”

AND:	MAMMA.COM INC., a legal person, duly incorporated according to law, herein acting and represented by its President and CEO,Guy Faure, duly authorized hereto as he so declares,

herein referred to as “Parent”

WHEREAS Digital carries on the business of offering Internet marketing solutions to its clients including, without limiting the generality of the foregoing, e-mail and pop-up marketing services;

WHEREAS HPB carries on the business of providing e-mail deployment services and consultation;

WHEREAS Purchaser is a wholly owned subsidiary of the Parent;

WHEREAS the Parent and Purchaser carry on a related business operating as a provider of meta-search and on-line direct marketing services;

WHEREAS Vendors own all of the Purchased Securities (as hereinafter defined);

WHEREAS the Vendors wish to sell to the Purchaser and the Purchaser wishes to purchase from the Vendors the Purchased Securities (as hereinafter defined), the whole upon the terms and conditions hereunder set forth;

NOW THEREFORE, THIS AGREEMENT WITNESSETH:

SECTION 1    PREAMBLE

The preamble hereto shall form an integral part hereof and shall avail as if fully and effectively recited herein at length.

SECTION 2    DEFINITIONS

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words shall have the meanings ascribed to them herein.

(a)	“Accounts Receivable” means the accounts receivable of Digital and HPB for sales made and services rendered and invoiced up to the Effective Date;

(b)	“Agreement” means this Securities Purchase Agreement and all writings supplemental hereto or in amendment or confirmation hereof, including the Schedules annexed hereto and all writings delivered pursuant hereto;

(c)	“Assets” means the Accounts Receivable, Equipment, Intellectual Property, cash and all other property and assets owned, directly or indirectly, by Digital and HPB;

(d)	“Closing Date” or “Closing” means the date of execution of this Agreement;

(e)	“Consents” means the consents of a contracting party to the assignment of the Contracts if required by the terms of such contracts;

(f)	“Contracts” means all agreements, understandings and commitments (whether written or oral) to which Digital or HPB is a party or by which either may be bound;

(g)	“Effective Date” means June 1, 2004;

(h)	“Escrow Agent” means Manufacturers and Traders Trust Company;

(i)	“Escrow Agreement” means that certain Escrow Agreement executed by the parties hereto this date;

(j)	“Escrow Period” means the period terminating twelve (12) months following the Closing Date;

(k)	“Equipment” means the equipment listed on Schedule A;

(l)	“Financial Statements” means the financial statements of Digital and HPB for the fiscal period ending December 31, 2003 as well as the internal interim statements of Digital and HPB prepared by Digital and HPB for the period ending April 30, 2004 all of which are attached hereto as Schedule B;

(m)	“GAAP” means, at any time, accounting principles generally accepted in the United States during the relevant time applied on a consistent basis;

(n)	“Intellectual Property” means all industrial and intellectual property rights of Digital and HPB including, without limitation, the technology, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, domain names, service marks, service mark applications, design marks, design mark applications, copyrights, copyright registrations, source codes, research and development, know-how, trade secrets, technology, inventions, confidential information and all related documentation and material pertaining thereto;

(o)	“Interim Period” shall mean the period from December 31, 2003 up to the Effective Date;

(p)	“Purchased Business” means collectively the business carried on by Digital and HPB at the Closing Date;

(q)	“Mamma Shares” shall mean the shares in Parent issued to Vendors pursuant to Section 4 2(d) hereof;

(r)	“Parties” means the Vendors and the Purchaser;

(s)	“Taxes” means all amounts payable on account of income, corporate, capital, goods and services, excise, sales or any other type of taxes, governmental charges, levies, assessments or reassessments, including interest and penalties;

(t)	“Purchase Price” means the purchase price to be paid for the Purchased Securities as provided for in Article 4;

(u)	“Purchased Securities” means all of the issued and outstanding shares in the capital stock of HPB and the membership units of Digital owned by the Vendors, and sold to the Purchaser pursuant to the terms hereof;

SECTION 3    PURCHASE AND SALE OF SECURITIES

Subject to the terms and conditions hereinafter set forth, the Vendors do hereby sell, transfer, assign and deliver to the Purchaser and the Purchaser, in reliance upon the representations, warranties, covenants and agreements of the Vendors contained herein and subject to the terms and conditions of the present Agreement, hereby purchases from the Vendors as and from the Effective Date the Purchased Securities in consideration of the payment of the Purchase Price.

SECTION 4    PURCHASE PRICE

4.1        Purchase Price. The Purchase Price for the Purchased Securities shall be equal to the sum of $1,050,000.00 plus the issuance to the Vendors of 90,000 common shares in the aggregate of the Parent at the direction of the Purchaser.

4.2        Payment of the Purchase Price. The Purchase Price shall be payable as follows:

(a)	$350,000.00 shall be remitted to the Vendors equally ($175,000.00 each) at Closing by way of wire transfer of funds;

(b)	$590,000.00 shall, subject to Article 8 hereof, be held in escrow with the Escrow Agent and shall be remitted to the Vendors on January 4, 2005, less any portion thereof used to satisfy a claim under Article 8 for indemnification;

(c)	$110,000.00 shall be subject to Article 8 hereof, held in escrow with the Escrow Agent for a period of twelve (12) months following the Closing at which time it will be remitted to the Vendors less any portion thereof used to satisfy a claim under Article 8 for indemnification; and

(d)	the balance of the Purchase Price shall be payable by way of the Parent issuing to the Vendors at Closing 90,000 common shares of the Parent of which 9000 common shares shall be held in escrow with the Escrow Agent and shall be subject to the terms and provisions of Article 8 hereof and the Escrow Agreement.

The 81,000 common shares to be issued as partial consideration for the transfer of the Purchased Securities (which are not to be held in escrow with the Escrow Agent) shall be delivered to the Vendors as soon as possible after the Closing and all 90,000 such common shares will be “restricted securities” as defined in Rule 144 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and under applicable canadian securities legislation subject to applicable resale restrictions imposed the Act, by Rule 144 and applicable canadian securities legislation and the share certificates shall be labelled with the Parent’s Rule 144 legend and any other applicable restrictive legend.

4.3       Allocation. The Purchase Price shall be allocated amongst the Purchased Securities of Digital and HPB by Purchaser within thirty (30) days of the Closing Date. The parties confirm that fifty-three percent (53%) of the Purchase Price or the sums payable pursuant to Article 4.2 (a), (b) and (c) hereof correspond with the payment for fifty-three percent (53%) of the Purchased Securities and the balance of the Purchase Price or the Mamma Shares are issued by the Parent in payment of the balance of the Purchase Price at the direction of the Purchaser.

SECTION 5     REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into and consummate this Agreement, the Vendors hereby represent and warrant to and in favour of the Purchaser as follows:

5.1         Incorporation and Capacity. Digital was duly formed and HPB was duly incorporated under the laws of the State of Florida. Digital is a limited liability company and HPB a corporation and both are valid and subsisting and in good standing under such laws. Both Digital and HPB are in good standing and are licensed or qualified to transact business in Florida and are qualified in such jurisdiction where it is necessary to be qualified in order to avoid a material adverse effect on the Purchased Business. All corporate books and records of both Digital and HPB are maintained at their head offices or at the offices of their solicitors.

5.2         Authorization of Agreement. This Agreement constitutes a valid and binding obligation of each of the Vendors, Digital and HPB, enforceable in accordance with its terms and neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendors will result in the violation of:

(i)	any agreement or other instrument to which either Digital or HPB is a party or by which either Digital or Arrow is bound; or

(ii)	any applicable law, rule or regulation which may govern Digital or HPB.

5.3         Subsidiaries. The Vendors do not have, directly or indirectly, any ownership or other interest in, or any assets or rights used to carry, or control of any corporation, partnership, joint venture, business association or other entity which carries on the Purchased Business.

5.4        Authorized and Issued Securities. All of the Purchased Securities are duly authorized and validly issued and are outstanding as fully paid and non-assessable, and constitute all of the outstanding shares in the capital stock of HPB and all of the outstanding equity interests in Digital. The Vendors are the legal and beneficial owners of the Purchased Securities.

5.5         Title to Shares. The Vendors own the Purchased Securities with good and marketable title thereto, free and clear of all liens, encumbrances, pledges, charges and claims of any nature or kind whatsoever. 5.6 Voting Trust. None of the Purchased Securities are subject to any voting trust or voting agreement and there is no proxy in existence with respect to any of the Purchased Securities.

5.7         Rights to Purchase Securities. There are no contracts, options or other rights of another binding upon or which at any time in the future may become binding upon the Vendors, Digital or HPB to issue, sell, transfer, assign, pledge, charge, mortgage or in any other way create, dispose of or encumber any of the Purchased Securities or any additional shares or membership units other than pursuant to the provisions of this Agreement.

5.8         Actions Respecting Securities. There are no actions, suits, proceedings or claims pending or threatened with respect to or in any manner affecting the ownership by the Vendors of the Purchased Securities, and none of the Purchased Securities are subject to any agreement (other than the present Agreement) to buy or sell or restricting, limiting or in any manner affecting the transferability thereof.

5.9         Records. The minute books of the Digital and HPB are complete and up to date in all respects and accurately reflect all material corporate or company actions and decisions which have been taken by their respective board of directors, managers, shareholders and unit holders.

5.10       Effect of Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(i)	conflict with, violate, result in a breach of or constitute a default under any provision of the articles of incorporation, articles of organization, operating agreement, or by-laws or other organizational documents of Digital or HPB;

(ii)	violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate, or constitute a default, with or without notice, or cause the acceleration of any obligation, under the terms of any agreement or instruments to which the Digital or HPB are a party or by which any of their properties or other assets may be bound;

(iii)	conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon Digital or HPB or upon any of the properties or other assets used in the Purchased Business;

(iv)	violate any law or regulation of any jurisdiction in which Digital or HPB carries on business.

5.11      Compliance with Law. All aspects of the Purchased Business have been conducted in accordance with all applicable laws, ordinances and regulations.

5.12       Rights and Privileges. Digital and HPB hold all licenses and permits, all unencumbered and subject to no challenge, revocation, expiry or termination, which are material or necessary to the operation of each and every aspect of the Purchased Business. To the best of the knowledge of the Vendors, there exists no pending or threatened revocation or termination of any such license or permit. All such licenses and permits are sufficient and adequate in all respects to permit the lawful conduct by Digital and HPB of the Purchased Business in the manner now conducted and none of the operations of the Purchased Business was conducted in any manner that materially violates any of the terms or conditions under which any license or permit was granted.

5.13      Legal Proceedings. There are no suits, claims, actions (arbitration or legal) or administrative or other proceedings or governmental investigations pending or, to the knowledge of the Vendors, threatened against Digital or HPB or the Vendors or any of their respective members, managers, officers, directors, employees, agents or affiliates involving, affecting or relating to its Purchased Business or the Assets or the transactions contemplated by this Agreement before any court or administrative agency, authority or officer. The Vendors do not know of any facts or circumstances which should, or could, reasonably form the basis for any such suits, claims, actions, proceedings and, to the knowledge of the Vendors, are not the subject of any investigation or proceedings by any governmental authority, and none of the Assets of the Digital and HPB nor any of its business practices is in any manner, directly or indirectly, affected by any judgment, order, writ, or injunction of any court or governmental or administrative agency or officer.

5.14      Tax Returns. The Vendors, Digital and HPB have filed in proper form all federal, state and local income, corporation, franchise, sales, withholding and other tax returns and all reports required to be filed by law.

5.15      Tax Liabilities. The Vendors, Digital and HPB do not have any liability, obligation or commitment for the payment of income taxes, corporation taxes or other taxes or charges or assessments or duties of whatever nature or kind (inclusive, without restriction, of all income taxes, corporation taxes, sales taxes, payroll taxes, withholding taxes, customs’ duties and excise taxes, or interest or penalties with respect thereto). Vendors, Digital and HPB are not in arrears with respect to any required withholdings or payments of any taxes of any kind. There are no actions, suits, proceedings, investigations or claims now threatened or pending against Vendors, Digital or HPB in respect of taxes nor are there any matters under discussion with any governmental authority with respect to taxes asserted by any such authority.

5.16      No Liabilities. There are no liabilities or obligations of Digital or HPB of any kind or nature whatsoever, whether or not accrued and whether or not determined or determinable, contingent, absolute or otherwise, direct or indirect, known or unknown, in respect of which the Purchaser is or may become liable on or after the date hereof in connection with any actions, omissions or events relating to any activities of either Digital or HPB occurring prior to the date hereof which have not been fully disclosed to the Purchaser.

5.17      Financial Statements. The Financial Statements:

(i)	reflect accurately the transactions entered into by Digital and HPB, whether or not reflected in the books and accounts of the Digital and HPB;

(ii)	are true and correct and present fairly the assets, liabilities, retained earnings, profit and loss and financial position of Digital and HPB as at the dates thereof;

(iii)	have been prepared in accordance with GAAP;

Except to the extent reflected or reserved against on the Financial Statements, neither Digital nor HPB on the Closing Date have any liabilities or obligations of any nature, whether direct or indirect, accrued, absolute, contingent or otherwise, known or unknown, fixed or unfixed, liquidated or unliquidated including, without limitation, federal, state, local, municipal or other tax liabilities due or to become due or penalties, assessments or interest charges in respect thereof, or unusual forward or long term commitments or unrealized or anticipated losses from any unfavourable commitments.

5.18       Condition of the Assets. Schedule A is a list of the Equipment owned by Digital and HPB. The Assets (including the Equipment) are in all material respects in good condition and working order (reasonable wear and tear excepted) and are sufficient for all operations presently conducted by Digital and HPB. No material modification, repairs, maintenance or remodelling are needed with respect to the applicable laws, and no notice of any violation of any law, statute, ordinance or regulation relating to any the Assets has been received by either Vendor, Digital or HPB.

5.19      Unfair Practices. There is no unfair labour practice charge or complaint with respect to employees of Digital or HPB pending before any agency, authority, board or court.

5.20      Employment Matters. Schedule C annexed hereto is a list of the names of all employees, officers, managers, and directors of Digital and HPB and a brief job description for each employee of Digital and HPB and, for each such person, his or her age, current rate of compensation (including salary, bonus and all other forms of compensation), the date of hire and the date and amount of the most recent increase in compensation and whether any commitment, promise or undertaking has been made by the Vendors or any officer of Digital and HPB with respect to any increase in the compensation payable to any such employee or any portion thereof. Digital and HPB have made all deductions required by law to be made for wages and salaries and has either remitted same to the respective legally constituted authorities entitled to receive payment of same or has provided for same in its accounts.

5.21     Accounts Receivable. To the best of Vendor’s knowledge, the Accounts Receivable of Digital and HPB are valid and genuine and have arisen solely from bona fide sales and deliveries of goods and services in the ordinary course of business consistent with past practice.

5.22       Intellectual Property. All Intellectual Property owned or licensed by Digital and HPB (including without limitation, the trade-marks and domain sites for Digital Arrow) or used or useful in the Purchased Business is free and clear of any adverse claims, challenges or interests. Vendors do not own or have any right in or to any Intellectual Property owned or licensed by Digital or HPB. No licenses, sublicenses, covenants or agreements have been granted or entered into by Vendors, Digital or HPB relating to any patents, trademarks, trade names, service marks, licenses, applications, trade secrets, formulas and other confidential information. No patents, trademarks, trade names, service marks, copyrights, licenses, or other intellectual property rights or applications therefore other than the Intellectual Property are necessary for or used in the operation of the Purchase Business as presently operated. The operation of the Purchased Business and the use of its products by customers have not involved any infringement, and Vendors, Digital and HPB have no notice or knowledge of any claim of infringement of any Intellectual Property.

5.23      Interim Period. The Vendors have, during the Interim Period not performed any act which would materially adversely affect the Purchased Business, Digital, HPB or any of the Assets.

5.24      Insurance. Digital and MPB maintain and shall maintain up to and including the Closing Date insurance against all such liabilities, hazards and risks (including without limitation, product liability claims) and in at least such amounts as are usually carried by firms engaged in the same or similar business. All premiums on insurance policies relating to Digital and HPB have been paid, those becoming due on or prior to the Closing Date will be timely paid, and all such insurance shall remain in effect through the Closing Date.

5.25      Title. Digital & HPB possess and have good and marketable title to the Assets, free and clear of any and all mortgages, hypothecs, liens (legal or contractual), pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising. With respect to the Assets and the Purchased Business, Digital and HPB are not party to any lease, conditional sales contract, capital lease, hire purchase agreement or other title retention agreement save and except for a lease entered into between Digital and Opportunity Leasing, Inc. for premises located at 140 N.E. 4th Avenue, Suite C, Delray Beach, Florida 33483.

5.26      Full Disclosure. Neither this Agreement nor any certificate or other document delivered to the Purchaser pursuant to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

        The Vendors have no information or knowledge of any relevant fact which has not been disclosed to the Purchaser which, if known to him or it, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated.

SECTION 6    FURTHER REPRESENTATIONS

6.1         Representations and Acknowledgements regarding Mamma Shares. The Vendors furthermore individually represent and warrant as follows with respect to the common shares of the Parent delivered by Parent as part of the Purchase Price (collectively the “Mamma Shares”) at the direction of the Purchaser:

(a)	Each Vendor acknowledges that the acceptance of the Mamma Shares involves a high degree of risk and further acknowledges that he can bear the economic risk of owning the Mamma Shares, including the total loss of his investment.

(b)	Each Vendor acknowledges that each Vendor has reviewed all of the Parent’s disclosures and filings on SEDAR and EDGAR, as well as press releases (collectively, the “Filings”), and each Vendor has thoroughly reviewed and fully understands the information in the Filings, including without limitation the portions thereof captioned Risk Factors, Description of the Business and Description of the Mamma Shares.

(c)	Each Vendor has sufficient knowledge and expertise in financial and business matters to evaluate the merits and risks of this investment, has had an opportunity to review the books and records of account of the Parent, and to ask questions of, and receive answers from, appropriate representatives of the Parent concerning the Parent’s proposed operations, capitalization and bank financing, and the terms and conditions of this offering of the Mamma Shares, and to obtain such additional information as each Vendor deems necessary to make a fully informed decision as to this offering of the Mamma Shares.

(d)	Each Vendor understands that the Mamma Shares are being offered and sold to him in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the Parent is relying upon the truth and accuracy of the representations, warrants, agreements, acknowledgments and understandings of each Vendor set forth herein in order to determine the applicability of such exemption and the suitability of each Vendor to acquire the Mamma Shares.

(e)	Each Vendor understands that no Federal or State agency in the United States and no securities commission in Canada has passed upon the offering of the Mamma Shares or made any finding or determination as to the fairness of this investment, and each Vendor acknowledges that the Mamma Shares have not been registered under the Securities Act and may not be offered or sold, unless the Mamma Shares are registered under the Securities Act, or an exemption from the registration requirements from the Securities Act is available.

(f)	Each Vendor is acquiring the Mamma Shares for his own account and has not pre-arranged a resale of the Mamma Shares to or on behalf of such Vendor.

(g)	Each Vendor understands that: (i) his right to transfer or re-sell the Mamma Shares will be restricted as set forth in the Agreement and by the Securities Act and state securities laws, including without limitation the provisions of Rule 144 under the Securities Act and under applicable Canadian Securities Legislation; (ii) such laws impose limitations upon such transfer; and (iii) the Parent is under no obligation to register the Mamma Shares in connection with the subsequent transfer by either Vendor or to aid him in obtaining any exemption from such registration.

SECTION 7    PURCHASER’S REPRESENTATIONS

7.1         Authority. Purchaser has all the necessary power and authority to execute and deliver this Agreement and the other documents relating to the present transaction, to perform its obligations hereunder, and to consummate the said transaction.

7.2         All Requisite Power. The execution and delivery of this Agreement and the related documents and the consummation by Purchaser of the Agreement have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement.

7.3         Authorized Officer. This Agreement has been duly and validly executed and delivered on behalf of Purchaser by a duly authorized officer of Purchaser.

7.4         Binding Obligation. This Agreement and the other documents constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defences.

SECTION 8    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNITY

8.1        Term of Representation. All of the representations and warranties made by the Vendors shall continue to survive the execution of the present Agreement for a period of two (2) years following the Closing Date except for those representations and warranties of the Vendors relating to taxes which shall survive for the period of time during which a reassessment may be made.

8.2.        Indemnification by the Vendors. The Vendors shall indemnify the Purchaser, and save Purchaser and their respective officers, directors, employees, affiliates and representatives harmless from and against any and all claims, losses, liabilities, damages, recoveries, deficiencies, costs and expenses (including, without limitation, interest, penalties and attorneys’ fees and disbursements) (hereinafter some times referred to collectively as “losses”) suffered or sustained by the Purchaser resulting from, arising out of or relating to:

(i)	any breach or falsity of any of the representations or warranties of the Vendors set forth herein or any failure to fulfil any covenant or obligation on the part of the Vendors under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other document provided to the Purchaser by the Vendors pursuant to this Agreement;

(ii)	any claims, demands, suits, proceedings or actions by any third party containing allegations which, if true, would constitute a misrepresentation, breach of warranty or failure to fulfil a covenant or obligation on the part of the Vendor under this Agreement;

(iii)	any claims, demands or causes of action of any kind or nature by any third party arising from the conduct of the Purchased Business prior to the Closing Date.

(iv)	any assessment or reassessment for taxes of Digital and HPB or for any taxation year ending on or before the Closing Date to the extent that the amount of taxes payable as a result of such assessment or reassessment exceeds the amount accrued as a liability for such taxes.

8.3         Satisfaction of Indemnification Obligations. The obligations of indemnification shall be satisfied within forty-five (45) days after written notice thereof from the Purchaser to the Vendors. Upon obtaining knowledge thereof, Purchaser shall promptly notify the Vendors of any claim or demand which the Purchaser has determined has given or could give rise to a right of indemnity under this Agreement. If such claim or demand relates to a claim or demand asserted by a third party against the Digital and HPB (“Third Party Claim”), the Vendors shall have the right to defend the same at their own cost and expense with counsel of their own selection, provided that:

(i)	Purchaser shall at all times have the right to fully participate in the defence at its own expense;

(ii)	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against Purchaser;

(iii)	the Vendors unconditionally acknowledge in writing their obligation to indemnify and hold the Purchaser harmless with respect to the Third Party Claim;

(iv)	counsel chosen by the Vendors is satisfactory to the Purchaser, acting reasonably.

8.4         Failure to Defend. If the Vendors shall, within a reasonable time after notice of a Third Party Claim, fail to defend a Third Party Claim, Purchaser shall have the right, but not the obligation, to undertake the defence of and to compromise or settle the Third Party Claim on behalf, for the account and at the risk and expense of Vendors. In the event that the Vendors do defend a Third Party Claim, they will not be permitted to control the settlement of the claim, unless:

(i)	the terms of the settlement require only the payment of money and do not require the Purchaser to admit any wrongdoing or take or refrain from taking any action;

(ii)	the full amount of the settlement is paid by the Vendors; and

(iii)	the Purchaser receives, as part of the settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance reasonably satisfactory to the Purchaser, providing that the Third Party Claim and any claimed liability of Purchaser with respect to the claim is being fully satisfied because of the settlement and that the Purchaser is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim.

8.5         Notification and Set-Off. In the event that Digital, HPB or the Purchaser receives or institutes any claims pursuant to the provisions of this Section 8, the Purchaser shall notify the Vendors of such claim, affording the Vendors forty-five (45) days to remedy such claim.

        If Vendors fail to remedy such claim, then the Purchaser shall be entitled to recover any losses relating to any such claim as set forth above, first against any sums deposited and second against the common shares deposited with the Escrow Agent and thereafter against the Vendors personally.

        In the event of any such dispute, the balance of the Purchase Price shall be dealt with by the Escrow Agent in accordance with the Escrow Agreement.

8.6         Limitation. Notwithstanding the foregoing, the maximum aggregate amount of the Vendors indemnification herein shall be equal to the Purchase Price, except where losses are related to fraud or intentional misrepresentations of the Vendors. In addition, the Vendors shall only be called upon to indemnify Purchaser once losses suffered by the Purchaser herein total $10,000.00 in the aggregate.

8.7         Non-Exclusive Remedy. The rights and remedies provided in this Section 8 are cumulative with, and not exclusive of any other right, remedy, power or privilege to the Purchaser by contract at law or in equity.

SECTION 9    BROKERAGE

9.1         Purchaser shall be solely responsible to pay for any broker or finders fee in connection with this Agreement or the transactions contemplated herein and covenants and agrees to indemnify and hold the Vendors harmless from and against any loss, cost, damage, expense (including reasonable attorneys’ fees and expenses) and liability resulting from any claims that may be made by any broker or other person claiming a fee or other compensation in connection with the transactions contemplated by this Agreement.

SECTION 10    NOTICES

Any notice or other communication permitted or required to be given hereunder by one party to the other shall be in writing and shall be delivered by hand or by courier service or by telecopier to the party entitled or required to receive the same, as follows:

IF TO VENDORS:

140 N.E. 4th Avenue
Suite C
Delray Beach, Florida 33483
U.S.A.

WITH A COPY TO:

HODGSON RUSS LLP
1801 N. Military Trail
Suite 200
Boca Raton, Florida 33431
U.S.A.

Attention: Robert C. White

IF TO PURCHASER:

388 St. Jacques Street West
9th Floor
Montreal, Quebec
H2Y 1S1

Attention: Mr. Guy Fauré

WITH A COPY TO:

SPIEGEL SOHMER
5 Place Ville Marie
Suite 1203
Montreal, Quebec
H3B 2G2

Attention: Morris Szwimer

IF TO PARENT:

388 St. Jacques Street West
9th Floor
Montreal, Quebec H2Y 1S1

Attention: Mr. Guy Fauré

Notices delivered as aforesaid shall be deemed received on the date of actual delivery thereof. Each party may change its address by notice delivered in like manner. Notices and other communications may be signed by any officer of any party hereto or by their respective legal counsel.

SECTION 11    EXPENSES

Each party shall bear and pay their respective costs, expenses and fees (including, without limitation, counsel and accounting fees) incurred by it in connection with this Agreement and the transactions contemplated herein.

SECTION 12    INTEGRATED CONTRACT, WAIVER AND MODIFICATION

This Agreement and the other documents referred to herein represents the complete and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes any and all prior negotiations, undertakings and agreements, whether written or oral with respect thereto including the letters of intent executed by the parties prior to the Closing Date. No agreements or provisions, unless incorporated herein, shall be binding on either party hereto. This Agreement may not be modified or amended nor any covenant, agreement, condition, requirement, provision, warranty or obligation contained herein be waived, except in writing signed by both parties or, in the event that such modification, amendment or waiver is for the benefit of one of the parties hereto and to the detriment of the other, then the same must be in writing signed by the party to whose detriment the modification, amendment or waiver inures.

SECTION 13    GOVERNING LAW

This Agreement shall be exclusively construed in accordance with and governed by the laws of the State of New York except that body of law relating to choice of laws. The venue for any litigation ensuing from the present Agreement shall take place in the State of New York and the parties hereby submit to the jurisdiction of New York in any such litigation.

SECTION 14    BINDING EFFECT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, but none of the rights, and obligations attaching to any shall be assignable.

SECTION 15    DESCRIPTIVE HEADINGS

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 16    ENFORCEABILITY OF PROVISIONS

If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, then the remaining provisions of this Agreement or the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision hereof shall be valid and enforceable to the fullest extent permitted by law.

SECTION 17    PLURAL, SINGULAR, GENDER

When the context in which the words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice-versa. References to any gender shall include any other gender as may be applicable under the circumstances.

The terms “herein”, “hereof”, “hereunder”, and other words of similar import mean and refer to this Agreement as a whole and not merely as to the specific paragraph or clause in which the respective word appears, unless expressly so stated.

SECTION 18    CURRENCY

All references to currency in this Agreement are to US dollars.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above stated.

signatures on following page

s/s Chris Tsistinas
CHRIS TSISTINAS

s/s Erik Kretschmar
ERIK KRETSCHMAR

MAMMA.COM USA, INC.

Per:	s/s Guy Fauré
Guy Fauré, President & CEO

DIGITALARROW, LLC

Per:	s/s Erik Kretschmar
Erik Kretschmar, President

HIGH PERFORMANCE BROADCASTING, INC.

Per:	s/s Erik Kretschmar
Erik Kretschmar, President

MAMMA.COM INC.

Per:	s/s Guy Fauré
Guy Fauré, President & CEO